Exhibit 99.1

SOUTHPEAK INTERACTIVE CORPORATION ACQUIRES GAMECOCK MEDIA GROUP

MIDLOTHIAN, VA - October 14, 2008

SouthPeak Interactive Corporation (OTC Bulletin Board: SOPK; SOPKU; SOPKW; SOPKZ), one of the fastest growing videogame publishers, today announced the acquisition of Austin-based Gamecock Media Group.

Commenting on the acquisition, Melanie Mroz, CEO of SouthPeak, stated, "Gamecock brings us a solid slate of upcoming titles, including Legendary, Mushroom Men and Velvet Assassin and supports our strategy of working with independent developers. We are excited to give the Gamecock titles a bigger platform to succeed."

"We are thrilled to be joining forces with SouthPeak to continue to bring great original titles from independent developers to market with a stronger sales and distribution reach," said Mike Wilson, CEO of Gamecock. "We have followed each other's progress closely over the last two years, and combining our team with theirs results in a very strong and well-rounded force in the market."

SouthPeak expects to ship Legendary and Mushroom Men in the current quarter.

About SouthPeak Interactive Corporation

SouthPeak Interactive Corporation develops and publishes interactive entertainment software for all current hardware platforms including: PLAYSTATION®3 computer entertainment system, PSP® (PlayStation® Portable) system, PlayStation®2 computer entertainment system, Xbox 360® videogame and entertainment system, Wii™, Nintendo DS™ and PC. SouthPeak's games cover all major genres including action/adventure, role playing, racing, puzzle strategy, fighting and combat. SouthPeak's products are sold in retail outlets in North America, Europe, Australia and Asia. SouthPeak is headquartered in Midlothian, Virginia, and has offices in Grapevine, Texas and London, England. www.southpeakgames.com This release contains "forward-looking" statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These are statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "may," "will," "expects," "projects," "anticipates," "estimates," "believes," "intends," "plans," "should," "seeks," and similar expressions. This press release contains forward-looking statements relating to, among other things, SouthPeak's expectations and assumptions concerning future financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in SouthPeak's filings with the Securities and Exchange Commission.

The risks and uncertainties referred to above include, but are not limited to, risks associated with SouthPeak's potential inability to compete with larger businesses in its industry, the limitations of SouthPeak's business model, SouthPeak's potential inability to anticipate and adapt to changing technology, the possibility that SouthPeak may not be able to enter into publishing arrangements with some developers, SouthPeak's dependence on vendors to meet its commitments to suppliers, SouthPeak's dependence on hardware manufactures to publish new videogames, SouthPeak's potential inability to recuperate the up-front license fees paid to console manufacturers, SouthPeak's dependence on a limited number of customers, SouthPeak's potential dependence on the success of a few videogames, SouthPeak's dependence on developers to deliver their videogames on time, the potential of litigation, interference with SouthPeak's business from the adoption of governmental regulations; and the inability to obtain additional financing to grow its business.

CONTACT

Bill Linn
Sandbox Strategies for SouthPeak
bill@sandboxstrat.com
541-935-1279